Exhibit 23.2

[Letterhead of Keefe, Bruyette & Woods, Inc.]

August 18, 2006

The Board of Directors

Community Bancorp

400 S. 4th Street, Suite 215

Las Vegas, Nevada 89101

Members of the Board:

We hereby consent to the use in this registration statement on Form S-4 of our letter to the Board of Directors of Community Bancorp included as Appendix C to the proxy statement-prospectus forming a part of this registration statement on Form S-4 and to all references to our firm in such proxy statement-prospectus. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, Inc.